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EXHIBIT 99

Contact:
Jack Natili	direct phone: 803.748.2643
President and Chief Executive Officer	fax: 803.748.2839
email: jack.natili@seibels.com
Finance Contact:
Kenneth W. Marter	direct phone: 803.748.2767
Chief Financial Officer and Treasurer	fax: 803.748.8393
email: ken.marter@seibels.com

FOR IMMEDIATE RELEASE

THE SEIBELS BRUCE GROUP, INC.
DISCLOSES ORDER FROM
ARIZONA DEPARTMENT OF INSURANCE

        Columbia, South Carolina, 27 August 2002—The Seibels Bruce Group, Inc., (OTC Bulletin Board: SBIG) today announced that it received a Consent Order issued yesterday from the Arizona Department of Insurance (AZDOI) suspending the certificate of authority held by its subsidiary, Consolidated American Insurance Company (CAIC), to transact new and renewal insurance business in the state of Arizona. This Order is in response to the Order Imposing Administrative Supervision and Appointing Supervisor issued from the South Carolina Department of Insurance (SCDOI) on August 20, 2002. The Arizona Order came as a result of a dispute, which is currently in litigation in the Arizona state courts regarding a business agreement involving CAIC, South Carolina Insurance Company (SCIC), another Seibels Bruce subsidiary, and Human Dynamics Corporation (HDC).

        The Arizona Order prevents additional risks from being added to policies that were previously issued to HDC. CAIC does not write any business in the state of Arizona other than that covered by the policies involved in the current litigation with HDC.

        The Arizona Order does not restrict the ability of SCIC to continue to write flood insurance in the state of Arizona. For the year ended December 31, 2001, and the six months ended June 30, 2002, SCIC wrote $0.04 million and $0.02 million, respectively, of flood insurance premiums in the state of Arizona.

        Seibels Bruce expects the California Department of Insurance to take similar action against SCIC in the near future and permit the company to continue to write flood insurance business in California. SCIC does not write any business in the state of California other than that covered by the policies involved in the current litigation with HDC and flood insurance. For the year ended December 31, 2001 and the six months ended June 30, 2002 SCIC wrote $4.8 million and $2.2 million, respectively, of flood insurance premiums in the state of California.

        The Seibels Bruce Group, Inc. receives fee-based income through the National Flood Insurance Program, various state-sponsored insurance plans, claim administration and other insurance services. Additional information about Seibels Bruce can be found online at www.seibels.com.

        Certain items in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and as such involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Seibels Bruce or its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks include, but are not limited to, the impact of the outcome of pending litigation and administrative proceedings and other uncertainties described in the Company's Annual Report on Form 10-K for the year ended December 31, 2001. Such forward-looking statements speak only as of the date of this press release. Seibels Bruce expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Seibels Bruce's expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

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  EXHIBIT 99